                                                                     EXHIBIT 4.7


                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION


         SEARCH CAPITAL GROUP, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY as follows:

1. At meetings of the Board of Directors of the Corporation held on August 8, 1996 and September 26, 1996, resolutions were duly adopted setting forth the following amendments to the Corporation's Restated Certificate of Incorporation, declaring such amendments to be advisable and calling a meeting of the stockholders of the Corporation to consider the amendments:

         a. The first paragraph of Paragraph FOURTH of the Restated Certificate of Incorporation is amended to read in its entirety as follows:

                     "FOURTH. The aggregate number of shares of all classes of
                 stock which the Corporation shall have the authority to issue is One Hundred Ninety Million (190,000,000), of which One Hundred Thirty Million (130,000,000) shares shall be Common Stock, of the par value of $.01 per share, and Sixty Million (60,000,000) shares shall be Preferred Stock, of the par value of $.01 per share. At the effective time of this amendment to the Restated Certificate of Incorporation of the Corporation, each eight (8) issued and outstanding shares of Common Stock of the Company ("Old Common Stock") shall be combined into one
                 (1) share of validly issued, fully paid and nonassessable Common Stock of the Corporation ("New Common Stock"), and each eight (8) issued and outstanding shares of Preferred Stock of the Company ("Old Preferred Stock") shall be combined into one
                 (1) share of validly issued, fully paid and nonassessable Preferred Stock of the Corporation ("New Preferred Stock"). No scrip or fractional shares shall be issued by reason of this amendment. Notwithstanding any contrary term of a Certificate of Designation for the Preferred Stock, no adjustments in the conversion rates of the Preferred Stock shall result by reason of this amendment. Each certificate that represented shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall be combined and reclassified; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled. Each certificate that represented shares of Old Preferred Stock shall thereafter represent the number of shares of New Preferred Stock into which the shares of Old Preferred Stock represented by such certificates shall be combined and reclassified; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old Preferred Stock shall
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                 receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Preferred Stock to which such person is entitled."

         b. Section 2 of the Certificate of Designations for 12% Senior Convertible Preferred Stock is mended to read in its entirety as follows:

                     "SECTION 2. Number of Shares. The number of shares of 12%
                 Preferred Stock is 400,000 of the par value of $0.01 per share with a liquidation preference of $40.00 per share which number of shares the Board of Directors may increase or decrease but may not decrease below the number of shares of the series then outstanding."

         c. The first sentence of Section 3 of the Certificate of Designations for 12% Senior Convertible Preferred Stock is amended to read in its entirety as follows:

                 "The holders of 12% Preferred Stock shall be entitled to receive out of any funds legally available, if, as and when declared by the Board of Directors, cumulative dividends in cash at the rate of $4.80 per share per annum payable quarterly but no more."

         d. Paragraph (a) of Section 5 of the Certificate of Designations for 12% Senior Convertible Preferred Stock is mended to read in its entirety as follows:

                     "The 12% Preferred Stock shall not be redeemable at the
                 option of the Corporation prior to September 30, 1994 (the "Initial Redemption Date"). The Corporation may at any time redeem all or any part of the 12% Preferred Stock at the option of the Corporation if for any ninety (90) day period commencing steer the Initial Redemption Date the average of the following prices exceeds $48.00 per share: (i)the average of the high bid and low asked prices of the Corporation's Common Stock if the Common Stock is traded over-the-counter,
                 (ii)the closing trading price for the Common Stock if traded on NASDAQ, or (iii) the reported closing price for the Common Stock if traded on any national or regional stock exchange (the "Triggering Event"). The redemption price will be $40.00 per share plus an amount equal to all accrued and unpaid dividends on such shares."

         e. The first paragraph of Section 6 of the Certificate of Designations for 12% Senior Convertible Preferred Stock is mended to read in its entirety as follows:

                     "SECTION 6. Liquidation Rights. The holders of 12%
                 Preferred Stock shall, in case of any voluntary or involuntary liquidation, dissolution or winding up of the affairs (a "Liquidation") of the Corporation, be entitled to receive in full out of the net assets of the Corporation before any amount shall be paid or distributed among the holders of the Common Stock or any other shares ranking junior to the 12% Preferred Stock, an amount equal to $40.00 per share plus in each case an




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                 amount equal to all accrued and unpaid dividends. If upon any
                 Liquidation of the Corporation, the assets available for distribution to the holders of 12% Preferred Stock and any other stock of the Corporation which shall then be outstanding and which shall be on a parity with the 12% Preferred Stock upon Liquidation (hereinafter in this paragraph called the "Total Amount Available") shall be insufficient to pay the holders of all outstanding shares of 12% Preferred Stock and all other such parity stock the full amounts (including all dividends accrued and unpaid) to which they shall be entitled by reason of such Liquidation of the Corporation, then there shall be paid to the holders of the 12% Preferred Stock in connection with such Liquidation of the Corporation, an amount equal to the product derived by multiplying the Total Amount Available times a fraction, the numerator of which shall equal the number of outstanding shares of 12% Preferred Stock multiplied by $40.00 plus any accrued and unpaid dividends thereon and a denominator of which shall be the total amount which would have been distributed by reason of such Liquidation of the Corporation with respect to the 12% Preferred Stock and all other stock ranking on a parity with the 12% Preferred Stock upon Liquidation then outstanding had the Corporation possessed sufficient assets to pay the full amount which the holders of all such stock would be entitled to receive in connection with such Liquidation of the Corporation."

         f. Section 2 of the Certificate of Designation for 9%/7% Convertible Preferred Stock is amended to read in its entirety as follows:

                     "SECTION 2. Number of Shares. The number of shares of
                 Convertible Preferred Stock is 30,000,000 with the par value of $0.01 per share and a liquidation preference of $28.00 per share plus any declared but unpaid dividends, after payment of all debts of the Company, which number of shares the Board of Directors may increase or decrease but may not decrease below the number of shares of the series then outstanding."

         g. Section 3 of the Certificate of Designation for 9%/7% Convertible Preferred Stock is amended to read in its entirety as follows:

                     "SECTION 3. Dividends. The holders of the Convertible
                 Preferred Stock shall be entitled to receive, out of any funds legally available, non-cumulative dividends at the annual rate of $2.52 per share (i.e., 9% of $28.00 liquidation preference) per annum until March 31, 1999 (the "End Date") and thereafter at the rate of $1.96 per share (i.e., 7% of $28.00 liquidation preference) per annum from the day following the End Date.

                     Dividends with respect to those shares of Convertible
                 Preferred Stock issued pursuant to the Third Amended Joint Plan of Reorganization (the "Plan") of the Corporation and its subsidiaries in the Chapter 11 bankruptcy proceedings styled In re Automobile Credit Finance 1991-III, Inc., Automobile Credit Finance, Inc., Automobile Credit Partners, Inc., Automobile Credit Finance 1992-H, Inc.,





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
                 Automobile Credit Finance III, Inc., Automobile Credit Finance IV, Inc., Automobile Credit Finance V, Inc., and Automobile Credit Finance VI, Inc., Case Nos. 395-34981-RGM-11 through 395-34988-SAF-11, U.S. Bankruptcy Court, Northern District of Texas, Dallas Division (the "Bankruptcy Proceedings"), will begin to accrue from July 1, 1995. In connection with the issuance by the Corporation of any shares of Convertible Preferred Stock pursuant to the Plan, the Corporation will pay in cash the dividends that accrued on such shares from July 1, 1995 through the effective date of the Plan, which is March 15, 1996 (the "Effective Date"). Thereafter, the initial quarterly payment of dividends on the shares issued pursuant to the Plan will be based on the accrual period from the Effective Date to the end of the first full calendar quarter following the Effective Date.

                     The Corporation may not pay dividends on the Convertible
                 Preferred Stock except in cash until all accrued dividends have been paid by the Corporation in cash on the Convertible Preferred Stock for the period beginning with the Effective Date and ending with the first anniversary of the Effective Date. After the accrued dividends have been paid in cash by the Corporation for such period, dividends will continue to be paid entirely in cash unless the Corporation is prohibited from paying the dividends entirely in cash by Delaware law (the state of its incorporation) or by the terms of any loan agreement of $5,000,000 or more. If the Corporation is prevented from paying a dividend entirely in cash, it will pay a dividend in the form of a mixture of cash and common stock of the Corporation ("Common Stock") to the extent possible under Delaware law and any applicable loan agreement, or if necessary, entirely in Common Stock, provided the average market price per share of the Common Stock is $4.00 or greater for the 20 trading day period ending five days prior to the date of payment of the Common Stock dividend. The value of any shares of Common Stock paid out as a dividend on the Convertible Preferred Stock shall be based on the average market price of the Common Stock for the 20 trading day period ending five days prior to the date of payment of the Common Stock dividend. For purposes of this Section, the market price of the Corporation's Common Stock shall be determined by using the closing sales price as reported by Nasdaq, if the Common Stock is quoted by Nasdaq, or any national stock exchange on which the Common Stock is listed for trading (or if such stock is only traded over-the~counter, the average of the closing bid and asked prices). If there is no established market for the Common Stock, the market price shall be the fair market value of the Common Stock as determined by the good-faith judgment of the Board of Directors.

                     If a dividend upon any shares of the Convertible Preferred
                 Stock, or any other outstanding stock of the Corporation ranking on a parity with the Convertible Preferred Stock, or any other outstanding stock of the Corporation ranking on a parity with the Convertible Preferred Stock as to dividends, is in arrears, no stock of the Corporation standing on a parity with the Convertible Preferred Stock as to dividends may be purchased or otherwise acquired for any





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
                 consideration by the Corporation except pursuant to an acquisition made pursuant to the terms of one or more offers to purchase all of the outstanding shares of the Convertible Preferred Stock and all stock of the Corporation ranking on a parity with the Convertible Preferred Stock as to dividends (which offers shall describe such proposed acquisition of all such parity stock). Unless otherwise declared by the Board of Directors or required by this Certificate of Designation, no dividends shall accrue or cumulate for any calendar quarter (or portion thereof) during which a liquidation, dissolution or winding up of the Corporation occurs."

         h. Section 4 of the Certificate of Designation for 9%/7% Convertible Preferred Stock is amended to read in its entirety as follows:

                     "SECTION 4. Dividend Payment Dates; Accrual Periods.
                 Except to the extent otherwise provided by Section 3 above, quarterly dividends on each share of Convertible Preferred Stock (a)shall accrue from the date of issuance of such share through the last day of the calendar quarter in which the share was issued and thereafter from the first day of each calendar quarter through the last day of such calendar quarter, and (b) shall be paid on the 15th day of the month following the end of each calendar quarter to the holder of record of such share at the close of business on the last day of the calendar quarter."

         i. The first paragraph of Section 6 of the Certificate of Designation for 9%/7% Convertible Preferred Stock is amended to read in its entirety as follows:

                     "SECTION 6. Liquidation Rights. If the Company is
                 liquidated, the Convertible Preferred Stock will have a preference as to liquidation proceeds (proceeds from the disposition of assets less payment of all debts) in the amount of $28.00 per share plus all accrued and unpaid dividends, if any, after payment of all debts of the Company. If upon any liquidation of the Corporation, the assets available for distribution to the holders of the Convertible Preferred Stock and any other stock of the Corporation which shall then be outstanding and which shall be on a parity with the Convertible Preferred Stock upon liquidation (hereinafter in this paragraph called the "Total Amount Available") shall be insufficient to pay the holders of all outstanding shares of the Convertible Preferred Stock and all other such parity stock the full amounts (including all dividends accrued and unpaid) to which they shall be entitled by reason of such liquidation of the Corporation, then there shall be paid to the holders of the Convertible Preferred Stock in connection with such liquidation of the Corporation, an amount equal to the product derived by multiplying the Total Amount Available times a fraction, the numerator of which shall equal the number of outstanding shares of the Convertible Preferred Stock multiplied by $28.00 plus any accrued and unpaid dividends thereon and a denominator of which shall be the total amount which would have been distributed by reason of such liquidation of the Corporation with respect to the Convertible Preferred Stock and all other stock ranking on a parity with the Convertible Preferred Stock upon liquidation then outstanding had the Corporation possessed





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                 sufficient assets to pay the full amount which the holders of all such stock would be entitled to receive in connection with such liquidation of the Corporation."

         j. The third paragraph of Section 9 of the Certificate of Designation for 9%/7% Convertible Preferred Stock is amended to read in its entirety as follows:

                     "Upon the seventh anniversary of the Effective Date, the
                 number of persons constituting the Board of Directors shall be reduced by the number of Directors then in office elected pursuant to this Section 9, the term of office of said Directors so elected shall end, and holders of the Convertible Preferred Stock shall be divested of their special class voting rights in respect of subsequent elections of Directors."

         k. The fifth paragraph of Section 9 of the Certificate of Designation for 9%/7% Convertible Preferred Stock is amended to read in its entirety as follows:

                     "Prior to the seventh anniversary of the Effective Date,
                 the Corporation will not, without the affirmative vote or consent of holders of at least 50% of the outstanding shares of Convertible Preferred Stock, voting as a single class (i) merge with another company when the members of the Board of Directors of the Corporation immediately prior to the merger do not constitute a majority (x) of the members of the Board of Directors of the Corporation if it survives the merger or
                 (y) of the board of directors of the surviving company if the Corporation does not survive the merger, and (ii) sell more than 50% of the Corporation's assets."

         l. Subsection (g) of Section 10 of the Certificate of Designation for 9%/7% Convertible Preferred Stock is amended to read in its entirety as follows:

                     "(g) Mandatory Conversion. The Corporation may, at its
                 option, call for the mandatory conversion, in whole or in part, of up to fifty percent (50%) of the issued and outstanding shares of Convertible Preferred Stock under the following conditions: (i) the Corporation's Common Stock trades at a market price of $34.00 per share or higher on each of any 20 trading days in a period of 30 consecutive trading days, beginning with the first day following the second anniversary of the Effective Date and ending on the third anniversary of the Effective Date, or (ii) the Corporation's Common Stock trades at a market price of $28.00 per share or higher on each of any 20 trading days in a period of 30 consecutive trading days, beginning with the first day following the third anniversary of the Effective Date and ending on the day immediately preceding the Final Conversion Date (as defined herein). The trigger prices per share of $34.00 and $28.00 shall be subject to adjustment by the Board of Directors if and when, and in appropriate proportion to, any adjustment to the conversion rate of the Convertible Preferred Stock is made pursuant to subsection 10(c) hereof. In the event the Corporation elects to call for the conversion of a portion of the Convertible Preferred Stock issued and outstanding pursuant to clause (i) or (ii)





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
                 above, then the Corporation shall select the shares to be converted to the effect that to the extent practicable each holder of shares of the Convertible Preferred Stock shall have a pro rata portion of his or her shares converted.

                     The Corporation shall cause a notice of the mandatory
                 conversion pursuant to the immediately preceding paragraph to be mailed, postage prepaid, to the holders of the Convertible Preferred Stock at their respective addresses appearing on the share transfer records of the Corporation. The Board of Directors may elect to specify an effective date for such conversion ("Effective Conversion Date"), which date may be no later than sixty (60) days after the Board meeting or consent at which the Corporation's election to convert was duly adopted. If no Effective Conversion Date is specified by the Board of Directors, the Effective Conversion Date shall be the date of the initial mailing of the required notice. Such notice shall set forth the number of shares of the Convertible Preferred Stock that are mandatorily converted as of the Effective Conversion Date with respect to each holder thereof, and the address of the place where such shares of the Convertible Preferred Stock shall be exchanged, upon presentation and surrender of the certificates representing such shares, and the certificates representing the shares of Common Stock shall be delivered. The dividends on the shares of Convertible Preferred Stock called for conversion shall cease to accrue on the Effective Conversion Date. Any notice which is mailed in the manner provided herein shall be conclusively presumed to have been duly given, whether or not the holder of the shares of the Convertible Preferred Stock receives such notice, and failure to duly give such notice by mail, or any defect in such notice, to any holder of shares of the Convertible Preferred Stock shall not affect the validity of the conversion thereof into Common Stock. Consequently, as of the close of business on the Effective Conversion Date, all shares of the Convertible Preferred Stock called for conversion, regardless of whether notice of conversion is actually received by the holder, shall automatically be deemed to be the shares of Common Stock into which such shares could have been voluntarily converted by the holders thereof. As of the close of business on the Effective Conversion Date, the Convertible Preferred Stock called for conversion shall be deemed to cease to be outstanding or to accrue dividends, the persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the registered holders of such Common Stock and all rights of any holders of the Convertible Preferred Stock called for conversion shall thereupon be extinguished except the right to receive the Common Stock in exchange therefor and any accrued and unpaid dividends thereon. Holders of the Convertible Preferred Stock called for conversion must surrender the certificates representing such stock in order to receive the Common Stock into which such Convertible Preferred Stock has been converted.

                     The Corporation shall be obligated to pay, within 30 days
                 after the Effective Conversion Date, any accrued and unpaid dividends on the shares of





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
                 Convertible Preferred Stock called for conversion, to the holders who, on the Effective Conversion Date, held such shares of Convertible Preferred Stock.

                     Any previously unconverted Convertible Preferred Stock
                 shall be automatically and mandatorily converted on the seventh anniversary of the Effective Date (the "Final Conversion Date"). For the purpose of the conversion on the Final Conversion Date, each share of Convertible Preferred Stock shall be convertible into a number of shares of Common Stock which shall equal the lesser of(i) three (which number shall be subject to adjustment by the Board of Directors if and when, and in the same proportion as, any adjustment in the conversion rate of the Convertible Preferred Stock is made pursuant to subsection 10(c) hereof), or (ii) the result of dividing the $28.00 liquidation preference for the Convertible Preferred Stock by the market price of the Common Stock as reported at the close of business on the Final Conversion Date (or if such date is not a trading day, on the first trading day immediately preceding the Final Conversion Date).

                     The Corporation shall cause a notice of such mandatory
                 conversion on the Final Conversion Date to be mailed, postage prepaid, to the holders of record of the Convertible Preferred Stock at their respective addresses appearing on the share transfer records of the Corporation. Such notice shall set forth a statement that all outstanding shares of the Convertible Preferred Stock shall be automatically and mandatorily converted as of the Final Conversion Date and the address of the place where such shares of Convertible Preferred Stock shall be exchanged, upon presentation and surrender of the certificates representing such shares, and the certificates representing the shares of Common Stock shall be delivered. The dividends on such shares shall cease to accrue on the Final Conversion Date. Any notice which is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the holder of the shares of the Convertible Preferred Stock receives such notice, and failure to duly give such notice by mail, or any defect in such notice, to any holder of shares of the Convertible Preferred Stock shall not affect the validity of the conversion thereof into Common Stock. Consequently, all issued shares of the Convertible Preferred Stock, as of close of business on the Final Conversion Date, regardless of whether notice of conversion is actually received by the holder, shall automatically be deemed to be the shares of Common Stock into which such shares are converted. As of the close of business on the Final Conversion Date, the Convertible Preferred Stock shall be deemed to cease to be outstanding or to accrue dividends, the persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the registered holders of such Common Stock and all rights of any holders of the Convertible Preferred Stock shall thereupon be extinguished except the right to receive the Common Stock in exchange therefor and any accrued and unpaid dividends thereon. Holders of the Convertible Preferred Stock must surrender the certificates representing such stock in order to receive the Common Stock into which such Convertible Preferred Stock has been converted. The Corporation shall be required to declare and pay all cumulated unpaid dividends that accrue through the Final Conversion Date as soon as practicable following the Final Conversion Date.

                     After the conversion of all issued shares of the
                 Convertible Preferred Stock, all shares of the Convertible Preferred Stock shall be canceled, the Convertible Preferred Stock shall not be reissued and shall be deemed canceled and shall revert to authorized but unissued Preferred Stock of the Corporation, undesignated as to series, and the number of shares of Preferred Stock which the Corporation shall have authority to issue shall not be decreased by such conversion.

                     For purposes of this subsection (g), the market price of
                 the Corporation's Common Stock shall be determined by using the closing sales price as reported by Nasdaq, if the Common Stock is quoted by Nasdaq, or any national stock exchange on which the Common Stock is listed for trading (or if such stock is only traded over-the-counter, the average of the closing bid and asked prices). If there is no established market for the Common Stock, the market price shall be the fair market value of the Common Stock as determined by the good-faith judgment of the Board of Directors."

         m.      The third and fourth sentences of the second paragraph of
                 Section 3 of the Certificate of Designation for Series B 9%/7% Convertible Preferred Stock are amended to read in their entirety as follows:

                     "If the Corporation is prevented from paying a dividend
                 entirely in cash, it will pay a dividend in the form of a mixture of cash and common stock of the Corporation ("Common Stock") to the extent possible under Delaware law and any applicable loan agreement, or if necessary, entirely in Common Stock, provided the average market price per share of the Common Stock is $4.00 or greater for the 20 trading day period ending five days prior to the date of payment of the Common Stock dividend. Such $4.00 minimum market price shall be subject to adjustment by, the Board of Directors upon and in appropriate proportion to, any adjustment to the conversion rate of the Series B Preferred Stock pursuant to subsection 10(c) hereof."

         n. The first paragraph of subsection 10(g) of the Certificate of Designation for Series B 9%/7% Convertible Preferred Stock is amended to read in its entirety as follows:

                     "(g) Mandatory Conversion into Common Stock. The
                 Corporation may, at its option, call for the mandatory conversion, in whole or in part, of up to 50% of the issued and outstanding shares of Series B Preferred Stock under the following conditions: (i) the Corporation's Common Stock trades at a market price of $34.00 per share or higher on each of any 20 trading days in a period of 30 consecutive trading days, beginning on March 16, 1998 and ending on March 15,

                 1999, or (ii) the Corporation's Common Stock trades at a market price of $28.00 per share or higher on each of any 20 trading days in a period of 30 consecutive trading days, beginning on March 16, 1999 and ending on the day immediately preceding the Final Conversion Date (as defined herein). The trigger prices per share of $34.00 and $28.00 shall be subject to adjustment by the Board of Directors upon, and in appropriate proportion to, any adjustment to the conversion rate of the Series B Preferred Stock pursuant to subsection 10(c) hereof. In the event the Corporation elects to call for the conversion of a portion of the Series B Preferred Stock issued and outstanding pursuant to clause (i) or (ii) above, then the Corporation shall select the shares to be converted to the effect that to the extent practicable each holder of shares of the Series B Preferred Stock shall have a pro rata portion of his or her shares converted."

2. Upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, a special meeting of stockholders of the Corporation was duly called and held, at which the necessary number of shares as required by statute were voted in favor of the amendments.

3. The foregoing amendments were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by George C. Evans, its President and Chief Executive Officer, and attested by Ellis A. Regenbogen, its Secretary, this 15th day of November, 1996.

                                       SEARCH CAPITAL GROUP, INC.


                                       By: /s/ GEORGE C. EVANS
                                           -----------------------------------
                                           George C. Evans
                                           President and Chief Executive Officer

ATTEST:


/s/ ELLIS A. REGENBOGEN
--------------------------------
Ellis A. Regenbogen
Secretary





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